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EXHIBIT 16 TO FORM 8-K


March 12, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Ladies and Gentlemen:

We have read Item 4(a) of Form 8-K dated March 12, 1998 of
Mission West Properties and are in agreement with the statements contained in paragraph 4(a) therein.

/s/ Price Waterhouse LLP

Price Waterhouse LLP